Exhibit 10.16
February [•], 2010
[Name]
[Address]
Dear [Name]:
          You have been selected by the Compensation Committee of the Board of Directors of KBW, Inc. to receive the LTIP Awards described below pursuant to the Long-Term Incentive Program (the “LTIP”) established under the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”). Capitalized terms used but not defined in this letter agreement have the meanings given those terms in the Plan and the LTIP.
          You have been granted three LTIP Awards for each of three Performance Cycles as described in the following table:

Performance	LTIP Award Amount at Attainment of Target	Year of Potential
Cycle	Cumulative Adjusted EPS	Payout
2010	$333,333	2011
2010-2011	$666,667	2012
2010-2012	$1,000,000	2013
          The following table shows the Cumulative Adjusted EPS (as defined below) targets for each of the three Performance Cycles at threshold, target and maximum compound annual growth rate (“CAGR”) in Cumulative Adjusted EPS:

	2010	2010-2011	2010-2012
	Performance Cycle	Performance Cycle	Performance Cycle
Threshold 3% CAGR above 2010 level	$0.85	$1.73	$2.63
Target 9% CAGR above 2010 level	$0.95	$1.99	$3.11
Maximum 12% or more CAGR above 2010 level	$1.05	$2.23	$3.54
          “Cumulative Adjusted EPS” is defined as earnings per share, as reported in the consolidated financial statements of the Company prepared in conformity with United States generally accepted accounting principles as codified in the FASB Accounting Standards Codification (“GAAP”), as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants), as adjusted by the Committee in accordance with the Plan and the LTIP to eliminate:
a)	the impact of all performance based awards during the relevant Performance Cycle, including awards under the LTIP, for any named executive officer of the Company;

b)	the effect of any tax, assessment or similar charge enacted or implemented by a government or governmental agency which is not of general application to corporate taxpayers in the relevant jurisdiction; and

c)	any quantifiable Non-GAAP (or other applicable accounting standard) adjustment to net income for the relevant Performance Cycle reported in a public filing with the SEC prior to the determination of the percentage of LTIP Awards earned for such Performance Cycle.
          The percentage of your LTIP Awards earned and settlement of your earned LTIP Awards (if any) are governed by the LTIP and the Plan. All provisions of your LTIP Awards are subject to the terms and conditions set forth in the LTIP and the Plan, which are hereby incorporated into this letter agreement by this reference.
          If you agree to the foregoing terms and conditions, please execute this letter agreement and the attached copy of this letter agreement and return one such executed original copy to the Company.

Sincerely,

KBW, Inc.

By:

Name:
Title:

          I hereby accept the LTIP Awards described in this letter agreement in accordance with the terms and conditions set forth herein and those of the KBW, Inc. 2009 Incentive Compensation Plan and the Long-Term Incentive Program established thereunder.

[Name]